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Exhibit 10.13


             AGREEMENT FOR BUSINESS DEVELOPMENT CONSULTING SERVICES
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February 7, 2003

Mr. Cristino L. Perez Chief Financial Officer Resolve Staffing, Inc. 105 North Falkenburg Road, Suite B
Tampa, Florida 33619


Dear Cris:

On behalf of Pinnacle Corporate Services, LLC ("PCS"), I wish to thank Resolve Staffing, Inc. and its owners, shareholders, and affiliates (collectively, the "Company") for the opportunity to assist you as an outside business consultant in connection with the Company's growth and expansion efforts. The purpose of this letter (the "Agreement") is to set forth the terms and conditions under which PCS agrees to serve the Company as an outside business consultant.

1. SERVICES. PCS shall use its best efforts to perform the following services in a timely manner: (a) become familiar with the business and operations of the Company and review and analyze the Company's formal and informal strategic, product marketing, financial, and business plans; (b) in conjunction with the Company, prepare a formal strategic business plan and financial model and provide updates to the strategic business plan as needed during the term of this Agreement; (c) locate and recruit outside candidates for the Company's Board of Directors; (d) locate, recruit and secure the employment services of qualified individuals with the requisite staffing industry experience to permanently fill executive management and sales positions within the Company; (e) advise the Company in strategic planning matters and assist in the implementation of short- and long-term strategic planning and business development initiatives in order to increase the Company's staffing services revenues; and (f) provide advice to and consult with the Company concerning its management, the marketing of its staffing services, its corporate organization and its overall development, progress, needs and condition.

     PCS has agreed to devote 50 - 60 hours per month to fulfilling its obligations under this Agreement.

2. TERM. The term of this Agreement shall commence upon the execution of this Agreement by the Company and PCS (the "Effective Date") and end on the one-year anniversary thereafter unless terminated earlier according to paragraph 6. Notwithstanding the foregoing (a) paragraphs 7, 8, 9, 10, 11, 12, and 13 shall survive any termination or expiration of this Agreement, and (b) PCS shall have no obligation to provide its services hereunder until the shares are delivered to PCS in accordance with paragraph 4 of this Agreement.

3. CONSIDERATION. In consideration for the valuable advice and services to be provided to the Company by PCS under this Agreement, the Company agrees to pay PCS a fee of 950,000 restricted shares of the Company's common stock, $.0001 par value, (the "Shares") with the additional restrictions (the "Vesting Period") set forth below. All compensation due to PCS under the terms of this Agreement shall be deemed earned upon execution hereof. All fees paid to PCS are strictly NON-REFUNDABLE.

     The Company has requested that PCS accept equity consideration in lieu of cash to perform the services under this Agreement due to the fact that the Company does not currently posses the cash to pay vendors for these services and it has been unable to locate other suitable vendors to perform these services.

     The Company certifies that the Shares being issued to PCS pursuant to this Agreement are not in connection with any offer or sale of securities in a capital raising transaction and these Shares are not being issued in connection with any mergers or acquisitions transactions. There are no side agreements between the Company and PCS, whether verbally or in writing, for PCS to provide any services not listed in this Agreement in exchange for the Shares being issued.



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     The  Company  and PCS  agree  that at the  time  of the  execution  of this
     Agreement the cash value of the services to be performed by PCS is greater than the current value of the equity consideration being paid to PCS. PCS acknowledges that it understands that the value of the Company's equity may be volatile and there is a significant risk that PCS may not be able to realize the cash value of the services it is required to perform under this Agreement. Furthermore, the Company has agreed that in exchange for PCS'
     willingness  to  assume  the  risk  of  accepting  all  restricted   equity
     consideration and additionally for PCS' efforts to date in recruiting and securing the employment of Wanda Dearth as the Company's Chief Executive Officer, the Company will pay a portion of PCS' compensation up front in the form of restricted shares.

     The Vesting Period shall commence on the Effective Date of the Agreement.

     (a) 100,000 shares will vest immediately upon the execution of this Agreement;

     (b)  100,000 shares will be fully vested after 30-days;

     (c)  100,000 shares will be fully vested after 60-days;

     (d)  100,000 shares will be fully vested after 120-days;

     (e)  100,000 shares will be fully vested after 180-days;

     (f)  100,000 shares will be fully vested after 210-days;

     (g)  100,000 shares will be fully vested after 270-days; and

     (h)  250,000 shares will be fully vested after 360-days.

     At the end of each such Vesting Period, PCS shall have the right to receive full benefit of the shares not already vested for which the Vesting Period has expired.

     At the time of the execution of this Agreement, the cash value of the shares being paid to PCS over the term of the Agreement is roughly $133,000.

4. DELIVERY OF CONSIDERATION. Upon the Effective Date, the Company shall deliver certificates representing 950,000 restricted Shares to PCS.

5. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to PCS that the statements contained in this paragraph 5 are correct and complete as of the Effective Date:

         (a) The Company is a corporation duly organized, validly existing and of active status under the laws of the State of Nevada.

         (b) The Company has full corporate power and authority to (i) conduct its business as now conducted and as proposed to be conducted and to own, use, license, and lease its assets and properties and (ii) enter into this Agreement and to consummate the transactions contemplated herein (including, without limitation, the issuance and registration of the Shares). Neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement by the Company will constitute or cause a breach or violation of any covenants or obligations binding upon it or affecting any of its properties. No approval of or filing with any federal, state, or local court, authority or administrative agency is necessary to authorize the execution of this Agreement by the Company or the consummation of the transactions contemplated in this Agreement by the Company. There is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against the Company that could reasonably be expected to have a material adverse effect on the ability of the Company to fulfill its obligations under this Agreement.

         (c) The Shares to be issued pursuant to this Agreement will be duly authorized, validly issued fully paid and nonassessable, and no stockholder of the Company has preemptive rights with respect to the Shares. The Shares will be delivered free and clear of all liens, encumbrances, and other claims or restrictions, except as provided herein.

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         (d) Neither  the Company nor any person  acting on its behalf has taken any action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Securities Act of 1933, as amended (the "Act"), the integration of such offering with the offering, issuance, and sale of the Shares) that might reasonably be expected to subject the offering, issuance, or sale of the Shares to the registration requirements of Section 5 of the Act.

6. TERMINATION. This Agreement may be terminated at any time:

         (a) by mutual written agreement of the parties;

         (b) by the Company (i) upon a willful breach by PCS of any of provisions of this Agreement if such breach results in material injury to the Company or (ii) upon 30 days' prior written notice to PCS; (c) by PCS
     (i) if any representation or warranty of the Company is not true and correct in all material respects as of the Effective Date, (ii) if the Company does not fully comply with any covenant or agreement in this Agreement, (iii) upon a Change of Control (as defined below) in the Company, or (iv) upon 30 days' prior written notice to the Company. This Agreement shall not be terminated by either party for the reasons set forth in 6(b)(i) or 6(c)(i)-(iii), without the terminating party (a) giving notice to the other party setting forth in reasonable detail the reasons for the terminating party's intention to terminate and (b) providing an opportunity to cure, if capable of being cured, within 15 days after the non-terminating party's receipt of such notice.

7. EFFECT OF TERMINATION. Without limiting any other remedies available to the terminating party for any willful or intentional breach of this Agreement,
     (a) if (i) the Company shall terminate this Agreement pursuant to paragraph 6(b)(i) or (ii) PCS shall terminate this Agreement pursuant to paragraph 6(c)(iv), then PCS shall return to the Company any Shares that have not yet vested as described in paragraph 3 on the date of such termination and (b) if (i) the Company shall terminate this Agreement pursuant to paragraph 6(b)(ii) or (ii) PCS shall terminate this Agreement pursuant to paragraphs 6(c)(i), (ii), or (iii), then all restrictions on the Shares as described on Schedule A shall terminate. If the Company terminates the Agreement before the end of the term as defined in paragraph 2 for any reason, then the Company agrees to pay PCS a termination fee of an 100,000 shares of its common stock in additional to any fees already earned by PCS.

8. EXPENSES. In addition to the consideration set forth in paragraph 3, the Company shall reimburse PCS and its affiliates, upon request, for all reasonable out-of-pocket expenses incurred in connection with the performance by PCS of its obligations under this Agreement. Out-of-pocket expenses may include necessary out-of-town travel agreed to by the Company (including meals and lodging), database services, courier charges, and fees and expenses of third parties such as legal counsel, etc. The Company shall approve such expenses in advance.

9. REGISTRATION. The Company shall prepare and file a registration statement on or before May 31, 2003, providing for the sale of all the Shares paid to PCS that are not subject to the Vesting Period described in paragraph 3. The Company will pay all expenses in connection with the registration of the Shares pursuant to paragraph 3, including, without limitation, all Securities and Exchange Commission registration and filing fees, costs, fees and expenses of compliance with securities or blue sky laws, and fees and expenses of the Company's counsel.

10. CHANGE OF CONTROL. In the event of a Change of Control, all of the Shares described in paragraph 3 shall immediately vest to PCS. "Change of Control" means: (a) the adoption of a plan of reorganization, merger, share exchange, or consolidation of the Company with one or more other corporations or other entities as a result of which the holders of the Company's common stock as a group would receive less than 50% of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity (unless such plan is subsequently abandoned); (b) the adoption by the Company's shareholders of a plan of liquidation or the approval of the dissolution of the Company (unless such liquidation or dissolution is subsequently abandoned); (c) the approval by the Company's shareholders of an agreement providing for the sale of all or substantially all the assets of the Company (unless such sale is subsequently abandoned);
     (d) the acquisition of more than 30% of the outstanding shares by any person within the meaning of Rule 13(d)(3) under the Act if such acquisition is not preceded by a prior expression of approval by the Board; or (e) one-third or more of the Company's Board of Directors are not Continuing Directors. A "Continuing Director" means any member of the

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     Board of Directors who was a member on the Effective  Date and any director who was recommended for election or is elected to fill a vacancy as a director by a majority of the Continuing Directors then on such Board.

11. INDEMNITY. The Company agrees to indemnify, defend, and hold harmless PCS and its affiliates, directors, officers, counsel, employees, agents, members, managers, successors, assigns, and controlling persons (as defined in the Act) (each, an "Indemnified Party") from and against any and all losses, claims, damages, costs, expenses, and liabilities (including any investigatory, legal, and other expenses incurred as they are incurred by an Indemnified Party in connection with preparing for or defending any action, claim, or proceeding, whether or not resulting in any liability) (collectively, "Indemnifiable Losses") to which any Indemnified Party may become subject or liable relating to or arising out of (a) the Agreement or the services to be performed under the Agreement or any agreement between the parties to this Agreement, (b) any transactions referred to in the Agreement or any transactions arising out of the transactions contemplated by the Agreement, (c) any inaccuracy in or breach in the representations and warranties of the Company contained in this Agreement, and (d) any failure of the Company to perform its obligations under this Agreement, provided that the Company shall not be liable to an Indemnified Party in any such case to the extent that any such Indemnifiable Loss is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted as a direct and proximate cause from the willful misconduct or gross negligence of an Indemnified Party. No Indemnified Party shall be liable, responsible, or accountable in damages and costs and expenses (including attorneys' fees) under this Agreement except for any liability for losses, claims, damages, or liabilities finally judicially determined to have resulted solely and exclusively from actions taken or omitted to be taken as a direct result of such Indemnified Party's gross negligence or willful misconduct. If for any reason, except as specifically provided herein, the foregoing indemnity for Indemnifiable Losses is unavailable to an Indemnified Party or insufficient to fully hold any Indemnified Party harmless, then the Company agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses in such proportion as is appropriate to reflect the relative benefits received by and fault of the Company, on the one hand, and the relative benefits received by and fault of PCS, on the other hand. The Company agrees that it will not settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not PCS or any other Indemnified Party is an actual or potential party to such claim, action, or proceeding), unless such settlement, compromise, or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, or proceeding.

12. LEGAL MATTERS. This Agreement shall be interpreted under and governed by the laws of the State of Florida. Any controversy, dispute, or claim between the parties relating to this Agreement shall be resolved by binding arbitration in Hillsborough County, Florida, in accordance with the rules of the American Arbitration Association. The parties agree that in the event that any controversy, dispute, or claim between the parties relating to this Agreement, is resolved by binding arbitration, the prevailing party, as determined by the arbitrator's award, shall be entitled to reimbursement of all expenses including reasonable attorney's fees; provided that in no event shall the arbitrator have the authority to award punitive damages.

13. REPRESENTATION. PCS makes no representations, whether expressed or implied, and does not guarantee that it will be able to secure the employment services of qualified executive management personnel and/or outside directors on the Company's behalf as a result of the services furnished under this Agreement. The Company acknowledges that PCS has informed it that neither PCS nor any of its members, managers or employees provides any legal advice or counsel. The Company also specifically acknowledges that it has been given notice by PCS that PCS is not a licensed securities broker-dealer and PCS is not required under this Agreement or any side agreements, whether verbally or in writing, to sell securities on behalf of the Company or any issuer affiliated with the Company. Furthermore, PCS does not intend to perform services that are defined in the Securities Exchange Act of 1934 as being exclusive to licensed broker-dealers. Moreover, the Company acknowledges that PCS does not intend to negotiate raising of capital transactions, does not intend to directly solicit purchasers of the Company's common stock, will not hold any funds or securities in a capital raising transaction, and the compensation due to PCS is not based on a specified percentage of any actual or proposed funds raised or any mergers or acquisitions transactions. PCS is not required under this Agreement or any side agreement, whether verbally or in writing, to promote or maintain a market for the Company's securities. The duties of PCS shall not include accounting, appraisal, computer network design or valuation

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     services,  which shall be procured by the Company at its own  expense.  The
     Company shall fully cooperate with any company affiliated with PCS and shall furnish to PCS and such affiliated company complete and accurate current and historical business information. The Company represents and warrants to PCS that all information to be provided to PCS will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Company shall promptly inform PCS of any changes or events that may materially affect the Company's business.

14. INDEPENDENT CONTRACTOR. PCS is an independent contractor and may engage in other business activities. Since PCS is an independent contractor, nothing in this Agreement shall be interpreted to constitute that PCS is an agent of, employee of, or partner of the Company, nor shall either party have any authority to bind the other. In its capacity as an independent contractor, PCS agrees, and the Company agrees, that PCS has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed and the Company shall not withhold from PCS's compensation any amount that would normally be withheld from an employee's pay.

15. ENTIRE AGREEMENT. This Agreement and the schedules and exhibits to this Agreement constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties. There are no side agreements between PCS and the Company, whether verbally or in writing, for PCS to provide any other services to the Company.

16. CONFIDENTIALITY. The parties agree that the terms and all of the encompassing components of this Agreement shall be kept confidential, unless this information is required to be disclosed pursuant to any inquiries by federal, state, or local law enforcement or pursuant to paragraph 9.

If the foregoing is acceptable to you, please execute this Agreement in the place provided below.


Very Truly Yours,




By:
    ------------------------------------------------
    Christopher D. Gilcher
    Managing Partner


ACCEPTED AND AGREED TO THIS _________ DAY OF ______________, 2003.

Resolve Staffing, Inc.



By:
    ------------------------------------------------
    Cristino L. Perez,
    Chief Financial Officer and Member of the Board




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